EXHIBIT 99.1

NATIONAL HOME HEALTH CARE CORP.
AND AFFILIATES OF ANGELO GORDON & CO.
AMEND THE MERGER AGREEMENT AND
AGREE ON PROPOSED SETTLEMENT OF CLASS ACTION LAWSUIT

        Scarsdale, New York, June 4, 2007. National Home Health Care Corp. (NASDAQ National Market: NHHC), a provider of home health care and staffing services in the Northeast, today reported that NHHC and affiliates of Angelo Gordon & Co. have entered into an amendment to the previously announced Amended and Restated Agreement and Plan of Merger dated as of May 9, 2007. NHHC further reported that an agreement in principle to settle the previously announced Delaware class action suit brought by Helaba Invest Kapitalanlagegesellschaft mbH had been reached in connection with the amendment to the merger agreement.

        Among other things, the amendment to the merger agreement provides for merger consideration of $12.75 per share in cash (other than a portion of the payment to Frederick H. Fialkow which will be by a previously agreed upon subordinated note); an outside termination date of September 10, 2007 (which date has been moved forward from October 15, 2007) for the transaction; the termination of Frederick Fialkow’s consulting agreement; and certain changes in each of Steven Fialkow and Robert Heller’s employment agreements resulting, in each case, in less total compensation payable to each. Additionally, Angelo Gordon has consented to an additional payment of $0.10 per share in cash to all NHHC shareholders other than the directors and officers of NHHC and their families as settlement of the class action suit, such consent conditioned upon Angelo Gordon’s approval of the form of stipulation of settlement to be signed in connection therewith. The plaintiff in the class action suit has agreed in principle to this settlement, subject to taking additional discovery. It is anticipated that it will take approximately 90 days for the appropriate notification procedures to occur to obtain class certification. No assurance can be made that the stipulation of settlement will be approved by the plaintiffs or by Angelo Gordon, or that the certification of the class will occur or that the court will approve the settlement.

        The special committee of NHHC’s board of directors met on June 1, 2007 and after receiving legal and financial advice recommended unanimously to the board that the terms of the amendment were at least as favorable to NHHC’s shareholders as the terms of the prior proposal from Premier Home Health Care Services, Inc. and that Premier’s proposal therefore no longer constituted a “Superior Proposal” under the meaning of the above mentioned Amended and Restated Agreement and Plan of Merger. The board of directors unanimously accepted the recommendation of its special committee.

        The previously scheduled special meeting of NHHC’s stockholders has been adjourned and will be held on June 15, 2007.

CONTACT:   Steven Fialkow, President and Chief Executive Officer or
                        Robert P. Heller, Chief Financial Officer (914) 722-9000